Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Second Quarter Results

South Pasadena, CA – August 1, 2007 - Cogent Systems (Nasdaq: COGT) today announced financial results for the second quarter ended June 30, 2007.

Second quarter 2007 revenues were $31.3 million, a 137% increase compared to revenue of $13.2 million in the same year ago period. Net income on a GAAP basis for the second quarter of 2007 was $10.6 million, or $0.11 per diluted share. This compares to GAAP net income of $3.6 million, or $0.04 per diluted share in the same year ago period.

Cogent’s second quarter of 2007 GAAP results included $0.6 million of non-cash share based compensation charges. Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the second quarter of 2007 was $11.0 million, or $0.12 per diluted share. This compares to non-GAAP net income of $4.4 million, or $0.05 per diluted share, in the same year ago period, excluding the effects of similar items in both periods. Second quarter 2007 net and operating income were impacted by $4.0 million in legal expenses related to the Company’s ongoing intellectual property lawsuit.

“Solid revenue and improved gross margin led to net income growth of 70% from the prior quarter,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Revenue contribution was driven by a broad set of customers from around the world, and we continue to receive new contract awards in all of our key markets. We are also expanding our presence with new business entities and key personnel in the U.K. and Canada. Over the next 12 months we expect several sizable procurements to be awarded by large government agencies and believe our leading technology gives us a strong competitive position.”

“Gross margin increased well above our target levels due primarily to product mix weighted more towards software and an overall solid pricing environment,” commented Paul Kim, Chief Financial Officer of Cogent. “During the quarter, we generated approximately $13 million in cash and ended the quarter with our cash and investments position at approximately $446 million or $4.64 per share.”

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss these results. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11093301. International parties should call 303-590-3000 and enter pass code 11093301.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated revenue growth and growth in sales opportunities in a variety of markets, including future domestic and international growth. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-Q for the quarter ended March 31, 2007 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

June 30, 2007 and December 31, 2006

(in thousands)

	Balance at 6/30/2007	Balance at 12/31/2006
ASSETS:

Cash and investments	$445,614	$414,802
Accounts receivable, net	20,191	26,798
Unbilled accounts receivable	1,903	530
Inventories	9,854	19,439
Property and equipment, net	32,675	32,874
Deferred income taxes	36,436	43,423
Other assets	2,489	3,075

Total assets	$549,162	$540,941

LIABILITIES & EQUITY:

Accounts payable and accrued liabilities	$22,607	$12,878
Deferred revenue	19,000	37,504
Total stockholders' equity	507,555	490,559

Total liabilities & equity	$549,162	$540,941

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three Months and Six Months Ended June 30, 2007 and 2006

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Product revenues	$25,218	$7,319	$49,698	$24,187
Maintenance and services revenues	6,082	5,898	11,709	11,761

Total revenues	31,300	13,217	61,407	35,948

Cost of revenues:
Cost of product revenues (1)	6,598	4,303	20,762	11,385
Cost of maintenance and services revenues (1)	1,893	1,491	3,491	3,140

Total cost of revenues	8,491	5,794	24,253	14,525

Gross profit	22,809	7,423	37,154	21,423

Operating expenses:
Research and development (1)	2,576	1,950	5,105	4,217
Selling and marketing (1)	2,085	1,906	4,061	3,745
General and administrative (1)	6,654	2,669	11,876	5,362

Total operating expenses	11,315	6,525	21,042	13,324

Operating income	11,494	898	16,112	8,099

Interest income	5,556	4,182	10,774	7,671
Other, net	88	453	380	457

Income before income taxes	17,138	5,533	27,266	16,227

Income tax provision	6,574	1,963	10,478	5,910

Net income	$10,564	$3,570	$16,788	$10,317

Net income per share:
Basic	$0.11	$0.04	$0.18	$0.11
Diluted	$0.11	$0.04	$0.17	$0.11

Number of shares used in per share computations:
Basic	94,335	94,203	94,278	93,945
Diluted	95,961	96,063	95,945	96,063

(1) Share-based compensation expense was allocated as follows:
Cost of product revenues	$54	$73	$237	$159
Cost of maintenance and services revenues	66	132	205	303
Research and development	84	180	202	411
Selling and marketing	212	369	460	772
General and administrative	211	434	478	928

Total share-based compensation expense	$627	$1,188	$1,582	$2,573

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended June 30, 2007 and 2006

(in thousands, except per share data)

	Three months ended June 30, 2007	Three months ended June 30, 2006
Earnings for per share calculations

GAAP Net Income	$10,564	$3,570

GAAP Income tax provision	6,574	1,963
Share-based compensation expense	627	1,188
Tax effect (1)	(6,750)	(2,352)

Non-GAAP Net income	$11,015	$4,369

Earnings per share

GAAP Diluted EPS	$0.11	$0.04

GAAP Income tax provision	0.07	0.02
Share-based compensation expense	0.01	0.01
Tax effect (1)	(0.07)	(0.02)

Non-GAAP Diluted EPS	$0.12	$0.05

(1)	Tax rates as follows:

- 38% for three months ended June 30, 2007

- 35% for three months ended June 30, 2006